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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors of First Midwest Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Registration Statement Number 33-32039), Form S-8 (Registration Statement Number 33-25136) and Form S-8 (Registration Statement Number 33-42980) of First Midwest Bancorp, Inc. of our report dated January 19, 1996, relating to the consolidated statement of condition of First Midwest Bancorp, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995, which report appears in the December 31, 1996 annual report on Form 10-K of First Midwest Bancorp, Inc.



KPMG PEAT MARWICK LLP
KPMG Peat Marwick LLP
Chicago, Illinois
March 7, 1997